Exhibit 3.209

CERTIFICATE OF FORMATION

OF

CHARTER FIBERLINK NV-CCVII, LLC

1. The name of the limited liability company is Charter Fiberlink NV-CCVII, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Charter Fiberlink NV-CCVII, LLC this 4th day of December 2003.

/s/ Janeen G. Domagalski
Janeen G. Domagalski
Authorized Person